As filed with the Securities and Exchange Commission on October 15, 2013
Registration No. 333-182472
Registration No. 333-178605
Registration No. 333-162542
Registration No. 333-147541
Registration No. 333-106622

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-182472
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-178605
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-162542
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-147541
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-106622
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
____________________________________
MPG OFFICE TRUST, INC.
(Exact name of registrant as specified in its charter)
____________________________________

Maryland (State or other jurisdiction of incorporation or organization)	04-3692625 (I.R.S. Employer Identification No.)
355 South Grand Avenue, Suite 3300 Los Angeles, CA (Address of Principal Executive Offices)	90071 (Zip Code)
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SECOND AMENDED AND RESTATED 2003 INCENTIVE AWARD PLAN OF MPG OFFICE TRUST, INC.,
MPG OFFICE TRUST SERVICES, INC. AND MPG OFFICE, L.P., AS AMENDED
MPG OFFICE TRUST, INC. DIRECTOR STOCK PLAN
(Full title of the plans)
Kathleen G. Kane
Senior Vice President and General Counsel
Brookfield DTLA Fund Office Trust Inc.
250 Vesey Street, 15th Floor
New York, NY 10281-1023
(Name and address of agent for service)
(212) 417-7000
(Telephone number, including area code, of agent for service)
____________________________________
Copies to:
Abigail P. Bomba, Esq.
Lee S. Parks, Esq.
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
(212) 859-8000
____________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of MPG Office Trust, Inc., a Maryland corporation (the “Company”):

•
Registration Statement No. 333-182472 registering 724,264 shares of common stock, par value $0.01 per share (the “common stock”), of the Company reserved for issuance under the Second Amended and Restated 2003 Incentive Award Plan of MPG Office Trust, Inc., MPG Office Trust Services, Inc. and MPG Office, L.P., as amended (the “Incentive Plan”);

•	Registration Statement No. 333-178605 registering 307,384 shares of common stock reserved for issuance under the Incentive Plan;

•	Registration Statement No. 333-162542 registering 500,000 shares of common stock reserved for issuance under the MPG Office Trust, Inc. Director Stock Plan;

•	Registration Statement No. 333-147541 registering 1,233,139 shares of common stock reserved for issuance under the Incentive Plan; and

•	Registration Statement No. 333-106622 registering 4,816,861 shares of common stock reserved for issuance under the Incentive Plan.

On April 24, 2013, the Company and MPG Office, L.P. (the “Operating Partnership”) entered into a definitive merger agreement (as amended, the “Merger Agreement”) pursuant to which Brookfield DTLA Holdings L.P., a Delaware limited partnership (which was subsequently converted into a Delaware limited liability company on May 10, 2013), controlled by Brookfield Office Properties Inc. agreed to acquire the Company. On October 15, 2013, pursuant to the terms of the Merger Agreement, the Company was merged with and into Brookfield DTLA Fund Office Trust Inc., a Maryland corporation (“REIT Merger Sub”), with REIT Merger Sub surviving the merger, and Brookfield DTLA Fund Properties LLC, a Maryland limited liability company was merged with and into the Operating Partnership, with the Operating Partnership surviving the merger.

At the effective time of the merger, each issued and outstanding share of the Company’s common stock was automatically converted into, and canceled in exchange for, the right to receive $3.15 per share in cash, without interest and less any required withholding tax (the “merger consideration”).

At the effective time of the merger, (i) each issued and outstanding share of restricted common stock issued under the Incentive Plan ceased to be subject to forfeiture and was canceled in exchange for the right to receive the merger consideration, (ii) each issued and outstanding restricted stock unit issued under the Incentive Plan received the merger consideration, and (iii) each Company stock option granted under the Incentive Plan, whether or not then exercisable, was canceled in exchange for the right to receive the excess, if any, of the merger consideration over the exercise price per share of such Company stock option. If the exercise price per share of any such Company stock option was equal to or greater than the merger consideration, such Company stock option was canceled without payment.

As a result of the merger, the Company has terminated all offerings of securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of such offerings, the Company hereby removes from registration all securities registered under the Registration Statements that remain unsold as of the effective time of the merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post‑Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 15th day of October 2013.

BROOKFIELD DTLA FUND OFFICE TRUST INC.
(as successor by merger to MPG Office Trust, Inc.)

/s/ G. MARK BROWN
By: Title:	G. Mark Brown Global Chief Investment Officer

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments to Form S-8 have been signed by the following persons in the capacities and on the date indicated.

Date: As of	October 15, 2013	By:	/s/ MITCHELL E. RUDIN
Mitchell E. Rudin President and Chief Executive Officer, US Commercial Operations, and Director (Principal executive officer)

	October 15, 2013	By:	/s/ G. MARK BROWN
G. Mark Brown Global Chief Investment Officer and Director

	October 15, 2013	By:	/s/ EDWARD F. BEISNER
Edward F. Beisner Senior Vice President and Controller (Principal accounting officer)

	October 15, 2013	By:	/s/ BRYAN K. DAVIS
Bryan K. Davis Chief Financial Officer and Director (Principal financial officer)

	October 15, 2013	By:	/s/ ROBERT M. DEUTSCHMAN
Robert M. Deutschman Director

	October 15, 2013	By:	/s/ BRETT M. FOX
Brett M. Fox Director

	October 15, 2013	By:	/s/ EDWARD J. RATINOFF
Edward J. Ratinoff Director

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